Exhibit 23.1

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in Form S-8 of our report dated February 28, 2006, except for paragraph 3 of Note 15, as to which the date is April 13, 2006, relating to the consolidated financial statements of AVP, Inc. as of December 31, 2005 and for the two years in the period ended December 31, 2005 included in the Annual Report on Form 10-KSB for the year ended December 31, 2005. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2005, or performed any audit procedures subsequent to the date of our report.

/s/ MAYER HOFFMAN MCCANN P.C.

MAYER HOFFMAN MCCANN P.C.

Los Angeles, CA
October 27, 2006